Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-153255, 333-183991, and 333-189784, and Form S-3 No. 333-189785) of our reports dated March 4, 2014, included in this Annual Report on Form 10-K of MiMedx Group, Inc. and Subsidiaries (the Company) relating to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows and the related consolidated financial statement schedule for each of the three years in the period ended December 31, 2013, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2013.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
March 4, 2014